Page 1 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only Corporate Policy No. 19: Insider Trading & Tipping OUR POLICY COMMITMENT At Dun & Bradstreet (D&B or the Company), we are committed to complying with federal and state securities laws governing trading in D&B securities while aware of Material Nonpublic Information concerning D&B and tipping or disclosing Material Nonpublic Information to outsiders. In order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this Policy for its directors, officers and employees, their Immediate Family, and specially designated outsiders who have access to the Company’s Material Nonpublic Information. Where an applicable law, rule, regulation, or contractual obligation requires a higher standard than this Policy, we will follow the requirements of that law, rule, regulation, or contract. WHO MUST COMPLY This Policy applies to all D&B Insiders, which includes team members who work for wholly and majority owned subsidiaries of Dun & Bradstreet Holdings, Inc., including employees, contractors, together with their Immediate Family and entities controlled by them, or contingent workers of each of these entities. It also applies to the D&B Board of Directors and to members of any D&B advisory boards. D&B subsidiaries outside of the U.S. are expected to adopt and implement this Policy. This Policy applies to any and all transactions in D&B’s securities, including sales, purchases, gifts, exchanges, pledges or any interest or position relating to the future price of D&B securities such as a put, call or short sale. This Policy applies to any and all D&B securities, including shares of common stock, and any other type of securities that D&B may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options, or other derivative securities.

Page 2 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only WHAT DO I NEED TO KNOW AND DO The following 10 Principles guide the way we work to meet our Policy Commitment. 1. Individual Responsibility: Each individual subject to this Policy is legally prohibited under applicable securities laws from engaging in transactions in D&B securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Immediate Family or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Those subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described more fully below. 2. Chief Legal Officer or Corporate Secretary: The Company has designated its Chief Legal Officer and Corporate Secretary, and each of them, as the officers responsible for administering this Policy and reviewing and either approving or disapproving all proposed transactions by Section 16 Individuals. These individuals may designate an alternate individual who may perform their duties if he or she is unable or unavailable to perform such duties. The Chief Legal Officer and Corporate Secretary may not trade in Company securities unless the trade has been approved by the Chief Executive Officer in accordance with established procedures. 3. Prohibited Activities: The following activities are prohibited: a. No Insider may trade in Company securities (including common stock, options to purchase common stock, or any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange- traded put or call options or swaps relating to Company securities) while aware of Material Nonpublic Information concerning the Company. This prohibition shall not apply to trades by Insiders performed pursuant to a Pre-Approved Insider Trading Plan. b. No Section 16 Individual or designated Insider who is subject to the Company’s trading windows or blackout periods may trade in Company securities outside of the applicable trading windows or during any blackout period or special trading blackout periods designated by the Chief Legal Officer or Corporate Secretary

Page 3 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only unless such trades are conducted pursuant to a Pre-Approved Insider Trading Plan. c. No Section 16 Individual may trade in Company securities during any period where the Company has imposed a ban on trading Company securities held through any employee benefit plan administered by the Company unless the no- trading period is an express, regular feature of the employee benefit plan. d. No Section 16 Individual may trade in Company securities unless the trade has been approved by the Chief Legal Officer or Corporate Secretary in accordance with established trade approval processes. Section 16 Individuals should retain all records and documents that support their reasons for making each trade. e. No Insider may “tip” or disclose Material Nonpublic Information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Chief Executive Officer, the Chief Legal Officer, or the Corporate Secretary. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. f. No Insider may give trading advice of any kind concerning the Company’s securities to anyone, except that Insiders should advise others not to trade in the Company’s securities if doing so might violate the law or this Policy. g. Section 16 Individuals are subject to the terms of the Company’s Hedging & Pledging Policy. Insiders who are not Section 16 Individuals are prohibited from trading in any interest or position relating to the future price of Company securities, such as a put, call or short sale unless they have received prior written approval from the Chief Legal Officer or Corporate Secretary to engage in such transaction. Such transactions may permit an Insider to continue to own securities of the Company, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Moreover, certain short-term or speculative transactions in the Company’s securities by employees, officers and directors create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities. h. No Insider may;

Page 4 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only i. trade in the securities of any other public company while the Insider is aware of Material Nonpublic Information concerning that company, ii. “tip” or disclose Material Nonpublic Information concerning any other public company to anyone, or iii. give trading advice of any kind to anyone concerning any other public company while the Insider is aware of Material Nonpublic Information about that company. i. No employee shall post any Material Nonpublic Information about the Company on any Internet message board at any time. Violation of these prohibitions may result in termination and, in the case of inside information, possible investigation and enforcement by the SEC. The trading prohibitions of this Policy do not apply to gifts of Company securities to Immediate Family or controlled entities that are also subject to this Policy. All other gifts are subject to this Policy, including the trading windows and blackout periods and trade approval procedures. 4. Controlling Persons: All individuals who supervise, direct, or manage the activities of any other employee of the Company may be deemed a “Controlling Person” for purposes of insider trading liability. A Controlling Person may be subject to liability for insider trading or tipping by a controlled person if the Controlling Person knows or recklessly disregarded that the controlled person was likely to violate insider trading laws and failed to take steps to prevent such activity. The Company may be a Controlling Person of its employees. All Controlling Persons are encouraged to be vigilant in monitoring the activities of controlled persons with respect to possessing, having access to or otherwise being aware of Material Nonpublic Information and promptly report any suspicious activity to the Chief Legal Officer or Corporate Secretary. Controlling Persons are subject to a civil penalty of $1 million or three times the value of profits realized, or losses avoided due to insider trading or tipping by controlled persons. 5. Trading Windows and Blackout Periods: a. No Trading by Section 16 Individuals or Designated Insiders During Blackout Periods. Insiders may only trade in Company securities during a Trading Window. For any Insider, a Trading Window is any period of time during which such Insider is not subject to a Quarterly Blackout Period or Special Blackout Period, as described below. No Section 16 Individuals or other Insiders who is designated by the Chief Legal Officer or Corporate Secretary as subject to a Quarterly Blackout Period or Special Blackout Period may trade in Company securities during any Quarterly or Special Blackout Periods to which the Insider is subject

Page 5 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only (as designated by the Chief Legal Officer or Corporate Secretary). However, any blackout period and the trading restrictions imposed thereunder shall not apply to trades made pursuant to a Pre-Approved Insider Trading Plan that was entered into prior to such blackout period in compliance with the requirements below. b. Quarterly Blackout Periods. Subject to obtaining an exception for hardship as described below, Section 16 Individuals and other Insiders who are designated by the Chief Legal Officer or Corporate Secretary as being subject to the Company’s quarterly trading blackout periods may not trade in (or gift) Company securities during the applicable quarterly blackout period described below. i. Draft Earnings Recipients. All executive officers and other Insiders who receive a draft of the Company’s revenue and pre-tax earnings or who are otherwise instructed by the Chief Legal Officer or Corporate Secretary that they are subject to the Company’s blackout in connection its quarterly or year-end earnings press release may not trade in Company securities during the period beginning at close of market on the last day of a fiscal quarter through close of market on the first full trading day following the Company’s widespread public release of quarterly or year- end earnings. ii. Directors. Directors may not trade in Company securities during the period beginning on the date that each person receives materials for the quarterly meeting of the Audit Committee or quarterly meetings of the Board of Directors through close of market on the first full trading day following the Company’s widespread public release of quarterly or year- end earnings c. Special Blackout Periods. The Chief Legal Officer or Corporate Secretary may designate special blackout periods during which trading in Company securities is prohibited for certain designated groups, which may include Section 16 Individuals and certain or all Insiders. No Section 16 Individual or designated Insider who is subject to a Special Blackout Period may disclose to any outside third party that a Special Blackout Period has been designated. d. No Trading During Trading Windows While in Possession of Material Non-Public Information. No Insider who is aware of Material Nonpublic Information concerning the Company may trade in Company securities even during applicable trading windows. Persons who are aware of such information may trade during a trading window only after close of market on the first full trading day following the Company’s widespread public release of the information.

Page 6 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only e. Exceptions for Hardship. The Chief Legal Officer or Corporate Secretary may, on a case-by-case basis, authorize an Insider to trade in Company securities during a Quarterly Blackout Period (but not during a Special Blackout Period) due to demonstrated financial or other hardship. Any such authorization is subject to the established processes described below and is expected to be granted only in very rare circumstances. 6. Employee Benefit Plans: a. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the Company’s employee stock purchase plan, which are used to purchase Company securities pursuant to the employees’ advance instructions. However, such trading prohibitions and restrictions will apply to an employee’s election to increase or decrease his or her periodic contributions to the employee stock purchase plan. b. Stock Options. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises, including by means of a “cashless” net exercise or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or tax withholding obligations of an option. Such trading prohibitions and restrictions shall not apply, however, to Insider sales of securities that were acquired through an exercise of stock options granted by the Company where the sale is made pursuant to a Pre-Approved Insider Trading Plan, as described below. c. Restricted Stock. The trading prohibitions and restrictions of this Policy do not apply to the vesting of restricted stock, or to the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. Such trading prohibitions and restrictions will apply, however, to any market sale of restricted stock. d. Dividend Reinvestment Plans. The trading prohibitions and restrictions of this Policy do not apply to purchases of Company securities under a Company dividend reinvestment plan, if any, resulting from an employee’s reinvestment of dividends paid on Company securities. Such trading prohibitions and restrictions

Page 7 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only will apply, however, to voluntary purchases of Company securities resulting from additional contributions an employee chooses to make to any dividend reinvestment plan, and to his or her election to participate in any such plan or to increase such employee’s level of participation in any such plan. Such prohibitions and restrictions also apply to an employee’s sale of any Company securities purchased pursuant to a dividend reinvestment plan. 7. Priority of Statutory or Regulatory Trading Restrictions: The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Chief Legal Officer. 8. Preapproved Insider Trading Plans: Where referenced within this Policy, an Insider may elect to trade in Company securities pursuant to a written plan or set of instructions to another person (a “Trading Plan”). The entry into, amendment, and termination of Trading Plans are subject to pre-approval by the Chief Legal Officer or Corporate Secretary. a. A Trading Plan will not be approved unless it contains the following provisions in writing and is signed by the person seeking to adopt the Trading Plan: i. Must have a duration of at least 6 months and no more than 18 months; AND ii. The specific amount of securities to be traded (either a specified number of securities or a specified dollar value of securities); the price at which the securities are to be traded; and the date on which the order is to be executed (either the specific day of the year on which the order is to be executed—or as soon thereafter as is practicable under ordinary principles of best execution—in the case of a market order, or, in the case of a limit order, a day of the year on which the limit order is in force); OR iii. a written formula or algorithm, or computer program for determining the amount of securities that are to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; OR iv. a provision that grants complete investment discretion to another person (referred to as a Representative) and does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect trades. Reliance upon this provision will also require a signed affirmation

Page 8 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only by the Representative that such Representative will not exercise this complete grant of discretion to trade on such securities while such Representative is aware of Material Nonpublic Information about the Company or its securities. b. A Trading Plan must include a Cooling Off Period during which no trades may occur under the Trading Plan as described below: i. For Section 16 Individuals, the Cooling Off Period shall begin on the date the Trading Plan is adopted or modified and end on the later of: (a) close of market on the 90th day following such adoption or modification of the Trading Plan, or (b) two business days following the disclosure on Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but in any event, the required Cooling Off Period will not be longer than 120 days after the date of adoption of the Trading Plan). ii. For all other Insiders, the Cooling Off Period shall begin on the date the Trading Plan is adopted (or modified) and end at close of market on the 30th day following the date of adoption or modification of the Trading Plan. iii. No Cooling Off Period shall be required following a modification of a Trading Plan that does not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased or the timing of transactions under the Trading Plan. c. A Trading Plan for Section 16 Individuals must include a certification with the representations required by Rule 10b5-1(c)(1)(ii)(C) of the Exchange Act. If a Trading Plan is adopted, all trades must be made pursuant to the Trading Plan. Insiders seeking to utilize a Trading Plan may not, in any manner, alter or deviate from the trading instructions set forth in the Trading Plan, including changing the amount, price, or timing of any trades under the Trading Plan. Trading Plans may be terminated or amended with the prior approval of the Chief Legal Officer or Corporate Secretary. However, termination or amendment of the Trading Plan could put into question the protection afforded by the Trading Plan under the Exchange Act. d. A Trading Plan participant who terminates a Trading Plan prior to its stated duration should not trade in Company securities (including pursuant to a new Trading Plan) until the later of i. the next trading window, or

Page 9 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only ii. 90 days following such termination or amendment of the Trading Plan for Section 16 Individuals and 30 days following such termination or amendment of the Trading Plan for all other Insiders. iii. Any new Trading Plan is subject to the Cooling Off Periods described above. An Insider may not in any way discuss with his or her designated Representative or stockbroker the Company, information about the Company, or the timing of trading in the Company’s securities (other than to confirm that he or she has given instructions and set forth their contents). Section 16 Individuals must comply with the provisions of the Company’s Hedging & Pledging Policy with respect to the Company’s securities. e. No Insider seeking to adopt a Trading Plan may do so if he or she is aware of any Material Nonpublic Information about the Company or Company securities, or any information at variance with the Company’s statements to investors. f. Any Insider seeking to adopt a Trading Plan must enter into such Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of any insider trading laws, rules or regulations and the Insider must act in good faith for the duration of the Trading Plan. No Insider may enter into or amend a Trading Plan outside of a trading window described or during any quarterly or special blackout periods. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions. A Trading Plan providing for an eligible sell-to- cover transaction will not be considered an outstanding or additional Trading Plan. g. Additionally, a plan participant may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these Guidelines and any other requirements established by the Chief Legal Officer or Corporate Secretary. Insiders are limited to one “single-trade” Trading Plan in any consecutive 12-month period. h. A “single-trade” Trading Plan is generally one that is designed to effect an open- market sale (or purchase) of the total amount of the securities subject to the Trading Plan in a single transaction. A sell-to-cover transaction, which authorizes a sale by a broker of only such securities necessary to satisfy tax withholding obligations arising from the vesting of a Company compensatory award, is generally exempt from the limitation on “single-trade” Trading Plans.

Page 10 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only i. For Section 16 Individuals, Form 4 filings reporting transactions effected under a Trading Plan will indicate that the reported transaction(s) was made pursuant to a Trading Plan. j. The Company reserves the right to reject any Trading Plan which, in its judgment, does not satisfy the requirements above or that generally does not comply with the provisions of Rule 10b5-1 of the Exchange Act. 9. Approving Trades by Section 16 Individuals and Hardship Cases: Section 16 Individual Trades need to meet certain conditions to be approved. No Section 16 Individual may trade in Company securities until the person trading has notified the Chief Legal Officer or Corporate Secretary of the amount and nature of the proposed trade; and the Chief Legal Officer or Corporate Secretary has approved the trade. 10. Procedures for Hardship Requests: The Chief Legal Officer or Corporate Secretary may, on a case-by-case basis, authorize trading in Company securities by a Section 16 Individual or an Insider who has been designated by the Chief Legal Officer or Corporate Secretary as subject to a Quarterly Blackout Period due to financial or other hardship only after: a. the person requesting approval of the trade has notified the Chief Legal Officer or Corporate Secretary in writing of the circumstances of the hardship and the amount and nature of the proposed trade; b. The person requesting approval of the trade has certified to the Chief Legal Officer or Corporate Secretary in writing no earlier than two business days prior to the proposed trade that he or she is not aware of Material Nonpublic Information concerning the Company; and c. The Chief Legal Officer or Corporate Secretary has approved the trade and has certified approval in writing. The foregoing approval procedures do not obligate the Chief Legal Officer or Corporate Secretary to approve any trades requested by Section 16 Individuals or any other Insider. The Chief Legal Officer or Corporate Secretary may reject any trading requests in his or her sole reasonable discretion. DEFINITIONS Controlling Person: All individuals who supervise, direct, or manage the activities of any other Company employee may be deemed a Controlling Person for purposes of insider trading liability.

Page 11 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only Immediate Family: The spouse, son or daughter, father, mother, brother, or sister who reside in the same household as an Insider or whose transactions in Company securities the Insider significantly influences or controls, and anyone else who resides with the Insider. Insider: All Section 16 Individuals, other officers, and employees, together with their Immediate Family and any entities controlled by them, and any other contractors or consultants whom the Chief Legal Officer or Corporate Secretary may designate as Insiders because they have access to Material Nonpublic Information concerning the Company, as well as any D&B advisory board members. Some sections of this policy only apply to certain Insiders who are designated by the Chief Legal Officer or the Corporate Secretary as being subject to that portion of the policy, to whom we refer to as “designated Insiders.” Material Information: Information about the Company is “material” if there is a reasonable likelihood that it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. Such information may be positive or negative, favorable or unfavorable. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material. • Financial performance, especially quarterly and year-end revenue and earnings, and significant changes in financial performance or liquidity. • Company projections and strategic plans. • Potential mergers and acquisitions or the sale of Company assets or subsidiaries. • New major contracts, strategic partners, suppliers, customers or finance sources, or the loss thereof. • Significant actions by regulatory authorities. • Stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts. • Significant changes in senior management. • Significant labor disputes or negotiations. • Actual or threatened major litigation or the resolution of such litigation. Nonpublic Information: Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services or on a Form 8-K filed with the Securities and Exchange Commission. For the purposes of this Policy, information generally will be considered public, i.e., no longer “nonpublic,” after the close of trading on the first full trading day following the Company’s widespread public release of the information. Any exception to this general rule must be

Page 12 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only approved in advance by the Chief Legal Officer or Corporate Secretary. Section 16 Individuals: The Company’s directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). Section 16 Individuals must obtain prior approval of all trades of Company securities from the Chief Legal Officer or the Corporate Secretary. YOUR RESPONSIBILITIES – ACCOUNTABILITY AND ASSURANCE Governance: The standards set forth in this Policy are overseen by Legal and implemented through processes managed in partnership with other teams. Refer to the Implementation References Appendix to this Policy for more details. Demonstration of Accountability: At least annually, we will review our compliance with this Policy, and we will update this Policy to reflect any changes in D&B practices or the obligations under applicable laws. Workforce Competence and Accountability: D&B team members are responsible for reading, understanding, and complying with this Policy. D&B team members are accountable for avoiding unethical practices or activities that may lead to or suggest a violation of this Policy. Speaking Up and Seeking Guidance: Prevention, detection, and reporting any unauthorized or inappropriate processing or handling of D&B data assets are the responsibility of all D&B team members and those working for or with us. If you are unsure of what to do, take the time to seek guidance. You can ask questions, seek guidance, or raise concerns in the strictest confidence by reaching out to the following D&B resources: • Global Compliance Helpline • Compliance Officer Inbox • Corporate Secretary Inbox Monitoring: Depending on the issues, Global Compliance & Ethics, Enterprise Data Governance, and Internal Audit will conduct, or engage a third party to conduct, reviews of the relevant practices, systems, and records to ensure that D&B can demonstrate its compliance with this Policy. Enforcement: Any employee who is found to have violated this Policy will face disciplinary action, up to and including termination of employment, in accordance with and as permitted by

Page 13 of 13 Corporate Policy 19 – Insider Trading and Tipping Internal Use Only applicable laws. Contractors and organizations with whom D&B has a contractual relationship will face termination of our contractual relationship and other remedies available under the applicable contract for violations of this Policy. Violations of this policy that constitute violations of the federal securities laws could be subject to severe legal penalties, including fines or imprisonment.